Exhibit 99.1

Independent Auditors’ Report

The Board of Directors

PAG Holding Corp. and Subsidiaries

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the accompanying consolidated financial statements of PAG Holding Corp. and Subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompany consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

We did not audit the financial statements of the Company’s Australian subsidiary, PAG/PTB Holdings Pty Ltd, which statements reflect total assets of $61,249 at December 31, 2024, and total revenues of $35,893 for the year then ended. Those statements were audited by other auditors in accordance with International Standards on Auditing, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiaries, is based solely on the report of the other auditors and the additional audit procedures to meet the relevant requirements of auditing standards generally accepted in the United States of America performed by the other auditors.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Adjustments to Prior Period Consolidated Financial Statements

The consolidated financial statements of PAG Holding Corp. and Subsidiaries as of December 31, 2023, were audited by other auditors whose report dated May 21, 2024, expressed an unmodified opinion on those financial statements. As more fully described in Note 1 to the consolidated financial statements, the Company has adjusted its 2023 financial statements to retrospectively apply the changes in accounting principles as described. The other auditors reported on the financial statements before the retrospective adjustment.

As part of our audit of the 2024 consolidated financial statements, we also audited the adjustments to the 2023 consolidated financial statements to retrospectively apply the changes in accounting principles as described in Note 1. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to PAG Holding Corp. and Subsidiaries’ 2023 consolidated financial statements other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2023 consolidated financial statements as a whole.

Baker Tilly Advisory Group, LP and Baker Tilly US, LLP, trading as Baker Tilly, are members of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. Baker Tilly US, LLP is a licensed CPA firm that provides assurance services to its clients. Baker Tilly Advisory Group, LP and its subsidiary entities provide tax and consulting services to their clients and are not licensed CPA firms.

1

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

/s/ Baker Tilly US, LLP

Peachtree Corners, Georgia

June 25, 2025 (except for Note 5 and Note 17, for which the date is January 23, 2026).

2

PAG Holding Corp. and Subsidiaries

Consolidated Financial Statements

December 31, 2024 and 2023

PAG Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)

December 31,	2024	2023
ASSETS
Current assets
Cash	$23,252	$12,583
Restricted cash	279	303
Accounts receivable, net of allowances for credit losses of $2,941 and $3,905 as of December 31, 2024 and 2023, respectively	54,831	44,422
Contract assets	3,853	5,620
Inventory	167,098	131,019
Prepaid expenses and other assets	7,571	2,711
Income taxes receivable	—	464
Total current assets	256,884	197,122
Property and equipment, net	51,202	37,103
Goodwill	392,456	159,421
Other intangible assets, net	291,297	106,404
Net investment in direct finance lease	44	63
Related party receivable (Note 13)	730	730
Operating lease, right-of-use assets, net	27,981	19,369
Financing lease, right-of-use assets, net	107	—
Other non-current assets	267	158
Total assets	$1,020,968	$520,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$32	$9
Current maturities of long-term debt – related party	6,273	3,335
Accounts payable	20,017	16,634
Accrued compensation and benefits	10,383	7,580
Other accrued liabilities	19,709	23,469
Operating lease liabilities, current portion	3,989	4,138
Financing lease liabilities, current portion	55	—
Other payables	5,873	7,534
Income taxes payable	5,500	—
Total current liabilities	71,831	62,699
Long-term debt, less current maturities and unamortized debt issuance costs	76	27
Long-term debt, less current maturities and unamortized debt issuance costs – related party	619,546	329,705
Deferred income taxes	7,514	9,974
Operating lease liabilities, net of current portion	25,683	15,999
Financing lease liabilities, net of current portion	51	—
Total liabilities	724,701	418,404
Commitments and contingencies (Note 16)
Stockholders’ equity
Common stock, $0.001 par value 150,000 shares authorized, 147 and 100 issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid-in capital	259,298	63,585
Accumulated other comprehensive income (loss)	(7,271)	912
Retained earnings	44,240	37,469
Total stockholders’ equity	296,267	101,966
Total liabilities and stockholders’ equity	$1,020,968	$520,370

See accompanying notes to the consolidated financial statements.

PAG Holding Corp. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Dollars in Thousands)

For the years ended December 31,	2024	2023
Revenues	$472,049	$402,541
Cost of sales	306,660	270,757
Gross profit	165,389	131,784
Operating expenses
General and administrative expenses	94,867	74,247
Transaction and acquisition expenses	7,289	4,689
Total operating expenses	102,156	78,936
Income from operations	63,233	52,848
Other income and expenses
Interest expense, net – related party	46,686	36,078
Loss on extinguishment of debt	—	18,119
Related party management fee (Note 13)	2,651	2,175
(Gain) loss on foreign exchange	(190)	165
Other income, net	(66)	(64)
Total other expenses	49,081	56,473
Income (loss) before income taxes	14,152	(3,625)
Provision for (benefit from) income taxes	7,371	(2,669)
Net income (loss)	6,781	(956)
Other comprehensive (loss) income
Foreign currency translation adjustments	(8,183)	1,080
Comprehensive (loss) income	$(1,402)	$124

See accompanying notes to the consolidated financial statements.

PAG Holding Corp. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(Dollars in Thousands)

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
Balance, January 1, 2023	100	$—	$63,358	$(168)	$38,508	$101,698
Net loss	—	—	—	—	(956)	(956)
Share-based compensation	—	—	227	—	—	227
Foreign currency translation adjustment	—	—	—	1,080	(83)	997
Balance, December 31, 2023	100	$—	$63,585	$912	$37,469	$101,966
Net income	—	—	—	—	6,781	6,781
Common stock issuance	47	—	—	—	—	—
Contributions	—	—	195,039	—	—	195,039
Share-based compensation	—	—	674	—	—	674
Foreign currency translation adjustment	—	—	—	(8,183)	(10)	(8,193)
Balance, December 31, 2024	147	$—	$259,298	$(7,271)	$44,240	$296,267

See accompanying notes to the consolidated financial statements.

PAG Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in Thousands)

For the years ended December 31,	2024		2023
Operating activities	$		$
Net income (loss)		6,781		(956)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization		14,081		10,973
Provision for credit losses		(123)		985
Non-cash lease cost		(983)		(5,575)
Amortization of debt issuance costs		569		2,402
Loss on extinguishment of debt		—		18,119
Deferred income tax benefit		(1,061)		(7,393)
Accretion of payment-in-kind (PIK) interest to principal		—		942
Non-cash charge for share-based compensation		674		227
Loss (gain) on disposal of property and equipment		7		(24)
Changes in assets and liabilities
Accounts receivable		2,371		(4,978)
Related party receivable		—		(730)
Contract assets		1,767		(4,137)
Inventory		(9,502)		(20,575)
Prepaid expenses		(4,328)		667
Other assets		(109)		(38)
Net investment in direct finance lease		19		17
Accounts payable		1,100		(1,598)
Other payables		(1,661)		1,129
Accrued liabilities		(5,044)		7,431
Operating lease liabilities		1,924		6,040
Income taxes payable		5,964		686
Net cash provided by operating activities		12,446		3,614
Investing activities
Purchase of property and equipment		(10,580)		(10,161)
Proceeds from disposal of property and equipment		—		65
Purchase of business, net of cash acquired		(476,419)		—
Net cash used for investing activities		(486,999)		(10,096)
Financing activities
Proceeds from issuance of long-term debt		311,224		341,500
Principal payments of long-term debt		(11,638)		(323,068)
Payments of debt issuance costs		(7,304)		(462)
Payments of lender fees		—		(13,611)
Repayments on finance leases		(16)		—
Contributions		195,039		—
Net cash provided by financing activities		487,305		4,359
Effect of exchange rate changes on cash and cash equivalents		(2,107)		102
Net increase (decrease) in cash		10,645		(2,021)
Cash and restricted cash, beginning of period		12,886		14,907
Cash and restricted cash, end of period		$23,531		$12,886

Supplemental disclosure of cash flow information
Non-cash transfer of inventory to fixed assets for rental to customers		$(3,226)		$(1,410)
Non-cash adjustment to goodwill for prior year acquisitions		$—		$(1,763)
Cash paid for interest		$46,624		$36,784
Income taxes paid		$3,046		$2,589

See accompanying notes to the consolidated financial statements.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

1. Summary of Significant Accounting Policies

Nature of Business

PAG Holding Corp. and Subsidiaries (collectively the “Company”), is a wholly owned subsidiary of GenNx/PAG Acquisitions, Inc (the “Parent”). The Company provides maintenance, repair, and overhaul services and distributes components for rotary and fixed wing aircraft, specializing in servicing wheels and brakes, starter generators, avionics, accessories, instruments, hydraulics, engines, fuel components, and auxiliary power units (APUs) through its FAA certified facilities.

The Company sells to customers throughout the world and maintains offices in the United States of America and in foreign countries. For the year ended December 31, 2024, 73% of the Company’s revenues originate from the United States, 13% from Australia, 10% from Canada, and the remaining 4% from other countries including Brazil and Singapore. For the year ended December 31, 2023, 73% of the Company’s revenues originate from the United States, 15% from Australia, and the remaining 12% from other countries including Canada, Brazil, and Singapore.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and include the assets, liabilities, results of operations and cash flows of the Company.

Change in Accounting Principle

On December 15, 2025, the Company signed a letter of intent to be acquired by VSE Corporation (the “Buyer”). As a result, the Company no longer qualifies as a private company under US GAAP since its consolidated financial statements will be included in the Buyer’s public filings with the SEC (e.g., Form 8-K filing). As such, the Company is required to apply the accounting guidance applicable to public business entities.

The consolidated financial statements have been revised to reflect the Company’s change in its methods for accounting for business combinations in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, and goodwill in accordance with ASC 350-20, Intangibles – Goodwill and Other – Goodwill. All adjustments have been made retrospectively as of December 31, 2023.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of PAG Holding Corp. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Company’s subsidiaries include:

Subsidiary	Location
Precision Heliparts, Inc., d/b/a PHP Louisiana and Aviation Parts Group	Louisiana, USA

Precision Aviation Group, Inc., d/b/a Precision Accessories and Instruments and d/b/a	Georgia, USA
Precision Aircraft Services and d/b/a Precision Avionics and Instruments
Gardner Aviation Specialist, Inc. d/b/a Gardner Aviation Services and d/b/a Precision
Aviation Services and d/b/a Precision Aircraft Services
Precision Heliparts, Inc. d/b/a Mach 2 Aviation and d/b/a Aircraft Parts Group

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

Aeronautical Technology, Inc. d/b/a Aero Technology, Inc. and d/b/a Precision Aero Technology	California, USA
Momentum FPD Services Corporation, d/b/a Precision Display
Repairs Velocity Aerospace - Burbank, Inc. E.D.N. Aviation, Inc.

Aviation Controls, Inc., d/b/a Precision Aviation Controls	Kansas, USA

Keystone Turbine Services, LLC Prime	Pennsylvania, USA
Turbines, LLC - Butler

Trace Aviation, Inc.	Mississippi, USA

Velocity Aerospace - Fort Lauderdale, Inc.	Florida, USA
Velocity Aerospace - NMB, Inc.
Pacific Turbine USA, LLC

Velocity Aerospace Holding Group, Inc. Velocity	Texas, USA
Aerospace Group, Inc.
Prime Turbines, LLC - Carrollton
PTB USA Holdings LLC

Prime Turbines, LLC - Mesa	Arizona, USA

UAS Holdings LLC	North Carolina,
Unique Airmotive Services, LLC	USA
ICON Aerospace, LLC
The Auxiliary Group, LLC
TAG Aero, LLC

AWT/CeralUSA Holdings, LLC	Oklahoma, USA
CeralUSA, LLC d/b/a Qualified Coating Services

Aviation Welding Technologies, LLC	Massachusetts, USA

PHP Canada, Inc.	Canada
PAI Canada, Inc.
Precision Heliparts Canada, ULC d/b/a PHP Canada
Precision Accessories and Instruments Canada, ULC d/b/a PAI Canada World Aviation
Corporation, d/b/a Precision Display Repairs Aero Component Support, Inc.

Precision Aviation Group Australia PTY LTD d/b/a Precision Heliparts - Australia and d/b/a	Australia
Precision Accessories and Instruments Australia
IAP Group Australia Pty Ltd
Pacific Turbine USA Pty Ltd
Pacific Turbine Leasing Pty Ltd
PAG/PTB Holdings Pty Ltd
PAG/PTB Bidco Pty Ltd
PTB Group Pty Ltd
PTB Finance Pty Ltd 748 Cargo Pty Ltd

Precision Aviation Group Singapore PTE. LTD	Singapore
Precision Heliparts Singapore PTE. LTD d/b/a PAG Singapore

Efix Servicos Aeronauticos Ltda.	Brazil

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

Reclassifications

Certain amounts have been reclassified from the prior year presentation to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the financial statements include, but are not limited to, the allowance for credit losses and the estimate of inventory valuation. The Company evaluates and updates its assumptions and estimates on an ongoing basis. Actual results could differ from those estimates.

Translation of Foreign Currencies

The reporting currency of the Company is the U.S. Dollar. Management periodically assesses the functional currency of each subsidiary in accordance with ASC 830, Foreign Currency Matters.

Translation of functional currencies to reporting currency for assets and liabilities is recorded using the exchange rates at each balance sheet date, revenue and expenses are translated at average rates prevailing during the reporting period or at the date of the transaction, stockholders’ equity is translated at historical rates. Adjustments resulting from translating functional currency into reporting currency are recorded as a separate component of Accumulated Other Comprehensive Income (Loss) in the consolidated statements of stockholders’ equity.

Cash and Restricted Cash

The Company considers all highly liquid instruments with maturity of three months or less to be cash equivalents. Cash overdrafts not subject to offset by other accounts in the same financial institution are recorded as accounts payable. The Company had restricted cash of $279 and $303 as of December 31, 2024 and 2023, respectively, in connection with a lease agreement and for security of bank guarantees.

Accounts Receivable and Current Expected Credit Losses

The Current Expected Credit Losses (CECL) methodology utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans, held-to-maturity securities, and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses.

Trade accounts receivable are stated at the amount the Company expects to collect and do not bear interest. The Company’s accounts receivable arise from sales in their various markets across the United States and internationally. The Company does not require collateral for accounts receivable but certain customers are required to prepay or make deposits with the Company prior to ordering products.

The Company maintains an allowance for credit losses based upon management’s estimate of the collectability of accounts receivable. The collectability of trade receivable balances is regularly evaluated based on a combination of factors such as customer credit-worthiness, age of current receivable accounts, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If it is determined that a customer will be unable to fully meet its financial obligation, such as in the case of bankruptcy filing or other material events impacting its business, a specific reserve for bad debt is recorded to reduce the related receivable to the amount expected to be recovered.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

Contract Balances

The timing of revenue recognition, billings, and cash collections result in billed accounts receivable and unbilled receivables (contract assets) on the consolidated balance sheet. Amounts are billed either over time as the performance obligation is satisfied or at a point in time when items are shipped, in accordance with agreed-upon contractual terms.

Contract assets are the right to consideration in exchange for goods or services that the Company has transferred to a customer when that right is conditional on something other than the passage of time. The Company’s contract assets comprise of unbilled receivables against revenue recognized prior to receipt of payment. Contract assets are classified as current in the consolidated balance sheet due to the short time period between recognition and collection.

The beginning and ending contract balances were as follows:

For the years ended December 31,	2024	2023
Accounts receivable and other	$54,831	$44,422
Contract assets	3,853	5,620

The changes in contract assets are primarily due to timing differences between the Company’s performance of services or sales of components and the related right for consideration to become unconditional.

Inventory

Inventory consists of acquired units, repair parts and core units (which are used units available to be repaired or overhauled and are both purchased and returned from customers). Inventory is generally valued based upon the specific identification method by part number, although costs of common part numbers may be averaged. Acquired units are purchased for resale from outside vendors and are valued at cost. Units in the exchange program are valued at average cost, which is estimated based upon original cost, recoverable value of returned units and accumulated repair and maintenance costs incurred to make such units ready for exchange to another customer. Core units received through a customer exchange program (trade-in) are valued at average cost. Repair parts are purchased from outside vendors, are valued at cost, and are included in acquired units until such time as they are consumed in the production process and are transferred to work in process. Work in process represents items being repaired either internally or externally and is valued at the cost of the unit to date including accumulated costs for labor and repair parts used in process.

The Company provides a valuation adjustment to reduce the cost of any inventory item to net realizable value which has no sale activity in the preceding 36 months or has aggregate units representing more than one-year usage remaining in inventory.

Warranty

Acquired units purchased from manufacturers are covered under warranties from such manufacturers and the Company is generally not liable for defects and issues with such products. The Company warrants all component exchanges and overhauls for one (1) year or three hundred (300) hours of operation, whichever comes first. The Company makes a provision in cost of goods sold for estimated warranty costs on products sold and the accrual for such liability is included in other accrued liabilities on the accompanying consolidated balance sheets.

For certain subsidiaries, the Company warrants the following services as follows:

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

	Whichever period expires first
Services	Operational hours	Elapsed time from installation	Elapsed time from shipping
Turbine Engine Component Accessories - Overhaul	500	3 months	6 months
Turbine Engine Component Accessories - Repair	300	3 months	6 months
Turbine Engines - Overhaul - Horizontal Situation Indicator/ Ground Based Interceptor	500	6 months	12 months
Turbine Engines - Overhaul - Continuing Airworthiness Management Organization	1,000	2 years	1 - 2 years
Turbine Engines - Repair	500	3 months	6 months - 1 year
Auxiliary Power Unit (APU)	Not applicable	Not applicable	1 year

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets, which are as follows:

Life
Buildings	35 years
Shop and test equipment	2 - 20 years
Technical manuals	15 - 20 years
Office furniture and equipment	3 - 7 years
Computer hardware and software	2 - 3 years
Vehicles	3 - 7 years
Leasehold improvements	Shorter of useful life or lease term

Maintenance and repairs are charged to expense as incurred, and major renovations and improvements are capitalized. Costs and accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in the consolidated statement of operations and comprehensive income (loss).

The Company leases engine equipment to customers under cancelable operating lease agreements. The lease terms are primarily less than one year.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. Tests for recoverability of a long-lived asset to be held and used are measured by comparing the carrying amount of the long-lived asset or asset group to the sum of the estimated future undiscounted cash flows expected to be generated by the asset. In estimating the future undiscounted cash flows, the Company uses projections of cash flows directly associated with, and which are expected to arise as a direct result of the use and eventual disposition of the assets or asset group. If it is determined that a long-lived asset or asset group is not recoverable, an impairment loss would be calculated equal to the excess of the carrying amount of the long-lived asset or asset group over its fair value. There was no impairment loss recorded in 2024 or 2023.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

Intangible Assets

Intangible assets with definite lives include customer relationships and tradenames and are stated at cost less accumulated amortization. Amortization is computed utilizing the straight-line method over the estimated useful lives of the assets. Intangible assets with indefinite useful lives including Federal Aviation Administration (FAA) and other licenses are reviewed annually for impairment or more frequently if impairment indicators arise. See Note 5 – Goodwill and Intangible Assets.

Goodwill

Goodwill represents the excess of the purchase price and related costs of an acquired business over the fair value of identified net assets. Goodwill is tested for potential impairment annually as of December 31, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company operates as one segment, which is considered to be the sole reporting unit, and therefore goodwill is tested for impairment at the consolidated level. There was no impairment of goodwill in 2024 or 2023.

When testing goodwill for impairment, the Company may initially qualitatively assess whether it is necessary to perform a quantitative goodwill impairment test, which is only required if the Company concludes that it is more likely than not that the reporting unit’s fair value is less than its carrying amount. In evaluating whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company considers the totality of all relevant events and circumstances that affect the fair value or carrying amount of the reporting unit in accordance with ASC 350-20-35-3C. In the event the Company deems a quantitative impairment test necessary, the Company estimates and compares the fair value of the reporting unit to its carrying value including goodwill. The fair value of the reporting unit is determined using a combination of the income approach and the market approach, which involves the use of estimates and assumptions, including projected future operating results and cash flows, the cost of capital, and financial measures derived from observable market data of comparable public companies. If the fair value is less than the carrying value, the amount of impairment expense is equal to the difference between the reporting unit’s fair value and the reporting unit’s carrying value.

Debt Issuance Cost

Debt issuance costs are shown net with the related debt instrument and amortized over the term of the debt. Amortization is recorded to interest expense using the straight-line method, which approximates the effective interest method.

Income Taxes

The Company files a consolidated federal income tax return. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are provided for based on temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements at the enacted tax rate expected to be in effect when the taxes are actually paid.

The Company evaluated all tax positions that it has taken or expects to take on a tax return including decisions made concerning whether or not to file a tax return in a specific tax jurisdiction. The Company evaluated all tax positions for recognition, de-recognition and measurement using consistent criteria. The Company has determined that it does not have any material uncertain tax positions as of December 31, 2024 and 2023. The Company recognizes interest accrued, if any, related to unrecognized tax benefits in interest expense and penalties, if any, in other expenses.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

The Company is generally no longer subject to U.S. federal, state, local or foreign tax examinations by tax authorities for years before 2021.

Revenue Recognition

The Company recognizes revenue for sales of components, including the components exchange program, upon the transfer of promised goods to customers in an amount that reflects the consideration to which they expect to be entitled in exchange for those goods. Revenue from the engine equipment lease program is recorded over time based on usage and revenue from the APU equipment lease program is recorded over time based on fixed monthly fees. Revenue from repair services is recorded once the repair is complete and the part is delivered to the customer. In certain cases, for larger overhaul jobs, revenue is recorded over time on a percentage of completion basis. In all cases, revenue is recognized at the time the Company satisfies the performance obligation to their customer. Delivery is not considered to have occurred until the customer assumes the risks and rewards of ownership. Customers take delivery at the time of shipment for terms designated free on-board shipping point.

The Company includes shipping and handling charges in its gross invoice price to customers and classifies the total amount as revenue. Shipping and handling expenses are recorded as cost of sales. Sales taxes are not recorded as a component of sales. The Company records a liability when the amounts are collected and reduces the liability when payments are made to the applicable government agency.

Revenue is recorded net of estimated product returns and discounts to customers. Returns and discounts are recorded as a reduction in revenue in the same period that the revenue is recognized. Customers have the right to return products purchased that do not function properly within a limited time after delivery.

The Company’s disaggregated revenue by country is as follows:

For the years ended December 31,	2024	2023
Australia	$63,570	$61,076
Brazil	5,125	3,922
Canada	46,642	33,515
Singapore	13,274	10,227
United States	343,438	293,801
	$472,049	$402,541

The Company’s disaggregated revenue by service and timing of revenue is as follows:

For the years ended December 31,	2024	2023
Equipment leases - over time	$3,741	$2,531
Customer engine and APU repairs services - over time	42,292	45,199
Sales of components and other repair services - point in time	426,016	354,811
	$472,049	$402,541

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

Business Combinations

When the Company acquires businesses, it applies the acquisition method of accounting and recognizes the identifiable assets acquired and the liabilities assumed at their fair values on the acquisition date, which requires significant estimates and assumptions. Goodwill is measured as the excess of the fair value of the consideration transferred over the net of the acquisition date fair values of the identifiable assets acquired and liabilities assumed. The acquisition method requires the Company to record provisional amounts for any items for which the accounting is not complete at the end of a reporting period. The Company must complete the accounting during the measurement period, which cannot exceed one year. Adjustments made during the measurement period could have a material impact on the Company’s financial condition and results of operations.

Management estimated that the carrying amounts of accounts receivable, inventory, prepaid expenses and other current assets, accounts payable and accrued expenses approximated their fair values based on their short-term nature. Property and equipment was recorded at net book value, which approximates fair value. Right of use asset and lease liabilities were recorded at the acquisition date based on the present value of lease payments over the lease term. Identified intangible assets is primarily comprised of certificates that were valued utilizing a modified cost approach. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, the Company could record impairment charges. In addition, the Company has estimated the economic lives of certain acquired tangible and intangible assets and these lives are used to calculate depreciation and amortization expense. If the Company’s estimates of the economic lives change, depreciation or amortization expenses could be increased or decreased, or the acquired asset could be impaired.

Share-Based Compensation

Profit unit awards are issued to certain employees as compensation. These profit unit awards include time vesting units and performance vesting units. Compensation cost related to profit unit awards is calculated based upon the estimated fair value of the awards at the grant date, in accordance with ASC 718, Compensation – Stock Compensation. The Company recognizes compensation expense over the service period. The Company accounts for forfeitures as they occur.

Advertising Cost

The Company expenses all advertising costs as incurred. Advertising expense was $2,434 and $1,924 for the years ended December 31, 2024 and 2023, respectively.

Leases

Right-of-use assets (ROU) represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments. ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Since most of the Company’s leases do not provide an implicit rate to determine the present value of lease payments, management uses the Company’s incremental borrowing rate based on the information available at lease commencement. ROU assets also include any lease payments made and exclude any lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that they will exercise the option. None of the lease agreements contain any material residual value guarantees. Certain lease agreements include provisions for variable rent payments, which are adjusted periodically.

The Company has elected to apply the short-term lease exception to all leases with an initial term of 12 months or less. Short-term leases are not recorded on the balance sheet. Lease expense is recognized for these leases on a straight-line basis over the lease term.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

Certain of the Company’s leases are denominated in a foreign currency. These leases measure the lease liability and right-of-use asset using the exchange rate at the lease commencement date. Subsequently, the foreign currency denominated lease liability is remeasured using the exchange rate at each reporting date. Any changes to the lease liability arising from the translation of foreign currency are recognized in the consolidated statements of operations and comprehensive income (loss) as a foreign exchange gain or loss.

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

In September 2025, the FASB issued ASU No. 2025-06 Intangibles—Goodwill and Other Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”) to modernize the accounting guidance for costs incurred to develop internal-use software, including which costs are required to be recognized as an asset. ASU 2025-06 is effective for annual and interim reporting periods beginning after December 15, 2027. The Company is evaluating the impact of ASU 2025-06 on its accounting and disclosures.

In July 2025, the FASB issued ASU No. 2025-05 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”), which provides a practical expedient and, if applicable, an accounting policy election to simplify the measurement of credit losses for certain receivables and contract assets. ASU 2025-05 is effective for annual and interim reporting periods beginning after December 15, 2025 and may be early adopted. The Company is evaluating the impact of ASU 2025-05 on its accounting and disclosures.

In November 2024, the FASB issued ASU No. 2024-03 Income Statement (Topic 220): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires additional disclosures of certain amounts included in the expense captions presented on the statement of operations as well as disclosures about selling expenses. ASU 2024-03 is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, and early adoption is permitted. The Company is evaluating the impact of ASU 2024-03 on its accounting and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is evaluating the impact of ASU 2023-09 on its accounting and disclosures.

2. Allowance for Credit Losses

The following table summarizes the Company’s allowance for credit losses for trade accounts receivable:

Allowance for Credit Losses	2024	2023
Balance, January 1	$3,905	$3,288
Current year provision for expected credit losses	(123)	985
Write-offs	(1,480)	(379)
Recoveries and other	639	11
Balance, December 31	$2,941	$3,905

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

3. Inventory

Inventories presented in the accompanying consolidated balance sheets consist of the following amounts:

December 31,	2024	2023
Acquired units, including cores	$136,040	$101,614
Work-in-process	31,058	29,405
Total inventory	$167,098	$131,019

4. Property and Equipment

Property and equipment presented in the accompanying consolidated balance sheets consist of the following amounts:

December 31,	2024	2023
Shop and test equipment	$48,609	$33,840
Technical manuals	2,552	2,410
Office furniture and equipment	1,868	905
Computer hardware and software	4,248	3,432
Vehicles	377	210
Buildings and leasehold improvements	8,171	3,436
Construction in process	2,112	4,529
	67,937	48,762
Less accumulated depreciation	(16,735)	(11,659)
Total property and equipment	$51,202	$37,103

Depreciation expense relating to property and equipment was $4,486 and $3,211 for the years ended December 31, 2024 and 2023, respectively.

Engine equipment included in shop and test equipment and accumulated depreciation was $21,459 and $3,610 at December 31, 2024, and $17,337 and $2,915 at December 31, 2023, respectively.

5. Goodwill and Intangible Assets

Goodwill

Changes in the carrying amount of goodwill for the periods ended December 31, 2024 and 2023 are as follows:

Goodwill
Balance as of January 1, 2023 as reported (gross)	$130,361
Historical amortization	(15,692)
Foreign currency translation	2,217
Change in accounting principle	42,535
Adjusted balance as of December 31, 2023	159,421
Historical goodwill acquired	372,373
Historical amortization	(26,657)
Foreign currency translation	(3,540)
Change in accounting principle	(109,141)
Adjusted balance as of December 31, 2024	$392,456

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

The Company made the following adjustments to reflect change in accounting principle:

•

The reversal of previously recognized accumulated goodwill amortization and related amortization expense. The carrying amounts of goodwill as of December 31, 2024 and 2023 have been revised to reflect the amounts that would have been reported had the private company alternative not been elected. The accumulated amortization amounts of $68,263 (net of FX impact of $929) and $42,535 were reversed as of December 31, 2024 and 2023, respectively. Additionally, $26,657 and $15,692 in amortization expense were removed for the years ended December 31, 2024 and 2023, respectively.

•

Change in 2024 accounting principle reflects the reclassification of customer-related intangibles associated with the UAS acquisition (see Note 17 for additional information) out of goodwill to customer relationships, net in the amount of $134,164, reclassification from goodwill to allowance for credit losses in the amount of $705, FX impact in the amount of $929 related to reversal of accumulated amortization described above, offset by reversal of accumulated amortization in the amount of $26,657.

Intangible Assets

Intangible assets presented in the accompanying consolidated balance sheets consist of the following amounts:

			December 31, 2024
	Life	Cost	Cost – Change in Accounting Principle	Accumulated Amortization	Accumulated Amortization – Change in Accounting Principle	Net Intangibles
Customer relationships, net	15 years	$72,618	144,170	$(27,160)	$(2,588)	$187,040
FAA and other licenses	Indefinite	113,680	(9,998)	—	—	103,682
Tradenames, net	1 year	6,753	(8)	(6,173)	3	575
Total intangibles, net		$193,051	134,164	$(33,333)	$(2,585)	$291,297

		December 31, 2023
	Life	Cost	Accumulated Amortization	Net Intangibles
Customer relationships, net	15 years	$73,045	$(22,414)	$50,631
FAA and other licenses	Indefinite	55,773	—	55,773
Tradenames, net	1 year	5,988	(5,988)	—
Total intangibles, net		$134,806	$(28,402)	$106,404

Change in accounting principle columns reflect the following adjustments:

•

The reclassification of customer-related intangibles associated with the UAS acquisition (see Note 17 for additional information) out of goodwill to a separate intangible asset in the amount of $134,164 as of September 23, 2024. The Company also recorded a corresponding amortization expense in the amount of $2,585 for the year ended December 31, 2024.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

•

The reclassification in the amount of $9,998 between customer-related intangibles and FAA licenses associated with the UAS acquisition to reflect the appropriate fair value of the acquired intangible assets as of September 23, 2024.

Customer Relationships

Amortization is computed utilizing the straight-line method over the estimated useful lives of the customer relationships, which are 15 years. Accumulated amortization of customer relationships was $29,747 and $22,414 at December 31, 2024, and 2023, respectively. Amortization expenses related to customer relationships was $7,449 and $4,862 for the years ended December 31, 2024, and 2023, respectively. Future amortization for the next five years of customer relationships is as follows:

For the years ending December 31,
2025	$14,453
2026	$14,453
2027	$14,453
2028	$14,453
2029	$14,453

Tradenames

Amortization for tradenames is computed utilizing the straight-line method over the estimated useful lives of the tradenames, which are 1 year. Accumulated amortization of the tradenames was $6,171 and $5,988 at December 31, 2024 and 2023, respectively. Amortization expense related to tradenames was $212 and $765 for the years ended December 31, 2024 and 2023, respectively. Future amortization for the next five years of tradenames is as follows:

For the years ending December 31,
2025	575
2026	—
2027	—
2028	—
2029	—

6. Paycheck Protection Program (PPP)

On May 3, 2020, PAG Holding Corp. and certain subsidiaries entered into an aggregate amount of $2,660 Paycheck Protection Program promissory notes (the “PPP Loans”) with Wells Fargo Bank. Each PPP loan was made under, and is subject to the terms and conditions of, the PPP which was established under the CARES Act and is administered by the U.S. Small Business Administration. The term of the loans were two years at origination with a stated maturity date of May 3, 2022. These loans contain a fixed annual interest rate of 1.00%. Principal and interest payments were deferred while forgiveness was in process and are payable monthly and may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Under the terms of the CARES Act, recipients can apply for and receive forgiveness for all, or a portion of the loans granted under the PPP. The PPP loans were forgiven except for one. The total outstanding amount for this loan was $555 and was fully paid during 2023. A gain of $430 was previously recorded for this loan during 2020, as this portion of the loan was expected to be forgiven. This gain was reversed in 2023 and represents the loss on extinguishment of debt for the year ended December 31, 2023. There are no outstanding PPP Loans as of December 31, 2024 and 2023.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

7. Long-Term Debt

During 2023, the Company repaid the remaining obligations pertaining to a Credit Agreement and a Subordinated Note Agreement and the Company entered into a new credit agreement (the Senior Secured Credit Agreement). All amounts outstanding under the Senior Secured Credit Agreement are held by related parties, as certain lenders are also equity investors in the Company (see Note 13, Related Party Transactions).

In connection with the 2023 repayment of the remaining obligations pertaining to the Credit Agreement and Subordinated Note Agreement, the Company determined that the 2023 debt restructuring should be accounted for as an extinguishment of the old debt and issuance of new debt. The total loss recorded for the extinguishment of debt was $17,689 for the remaining unamortized debt issuance costs of the old debt and certain of the fees paid to the lenders for the issuance of the Senior Secured Credit Agreement as of December 31, 2023. The Company capitalized $462 of debt issuance costs related to the new debt in December 2023.

Effective September 23, 2024, the Senior Secured Credit Agreement was amended (the “Amendment”). The Company determined that the Amendment should be accounted for as a modification. The Company capitalized $7,304 of debt issuance costs related to fees paid to lenders and amortized this amount over the remaining term of the facility.

During the year ended December 31, 2024, the Company’s long-term debt consisted primarily of borrowings under its Senior Secured Credit Agreement, as amended. All amounts outstanding under the Senior Secured Credit Agreement are held by related parties, as certain lenders are also equity investors in the Company. See Note 13 - Related Party Transactions.

The Company’s long-term debt consists of the following:

December 31,	2024	2023
A term loan, under the Senior Secured Credit Agreement, for a total principal amount of $333,500, with a maturity date of December 21, 2029. The loan bears interest at the bank’s SOFR plus a margin rate.	$330,165	$333,500
Interest and principal is payable quarterly. The effective interest rate was 10.03% at December 31, 2024. The loan calls for quarterly principal payments of $834.
An incremental term loan, under the Senior Secured Credit Agreement, for a total principal amount of $183,860, with a maturity date of December 21, 2029. The loan bears interest at the bank’s SOFR plus a margin rate. Interest and principal is payable quarterly. The effective interest rate was 10.03% at December 31, 2024. The loan calls for quarterly principal payments of $460. The outstanding balance on this loan was $183,400 at December 31, 2024.	183,400	—

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

A revolving line of credit, under the Senior Secured Credit Agreement, with an amount available up to $50,000 with a maturity date of December 21, 2029. The loan bears interest at the bank’s base rate plus a margin rate. Interest is payable quarterly. The unfunded rate is 0.5%. The amount available was $40,000 and $30,000 at December 31, 2024 and 2023, respectively.	10,000	—
A delayed draw term loan, under the Senior Secured Credit Agreement, of $110,000 with a maturity date of December 21, 2029. The loan bears interest at the bank’s SOFR plus a margin rate. Interest is payable quarterly. The unfunded rate is 1%. The amount available was $0 and $110,000 at December 31, 2024 and 2023, respectively.	109,450	—
A Vehicle Retail Installment Contact for a principal amount of $56, with a termination date of November 3, 2027. The loan does not bear interest. Principal is payable monthly.	27	36
A Vehicle Retail Installment Contact for a principal amount of $88, with a termination date of July 23, 2028. The loan bears interest at 2.9%. Interest and principal is payable monthly.	80	—
Total	633,122	333,536
Less current maturities	(6,305)	(3,344)
Less debt issuance costs	(7,195)	(460)
Long-term debt, net of current maturities and unamortized debt issuance costs	$619,622	$329,732

The Company’s long-term debt under the Senior Secured Credit Agreement is collateralized by substantially all assets of the Company. The Company is required to meet certain financial and non-financial covenants. As of December 31, 2024, the Company was in compliance with all covenants, except for the non-financial covenant requiring an audit by April 30, 2025. However, the Company received a waiver from the lender extending the due date to June 30, 2025.

For the years ended December 31, 2024 and 2023, interest expense recognized was $46,777, including amortization of debt issuance costs of $569, and $36,142, including amortization of debt issuance costs of $2,402, respectively.

Future maturities of long-term debt are as follows:

For the years ending December 31,
2025	$6,305
2026	6,305
2027	6,304
2028	6,287
2029	607,921
Total	633,122
Less current maturities	(6,305)
Less debt issuance costs	(7,195)
Long-term debt, net of current maturities and unamortized debt issuance costs	$619,622

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

8. Leases

The Company has operating and finance leases related to certain office space, warehouses, vehicles, and equipment. The Company’s leases have remaining lease terms ranging up to 15 years and some of the leases include renewal options. The Company only includes the renewal terms in its calculation of lease assets and liabilities if it is reasonably certain to exercise the renewal option. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Operating Leases

Lease cost information related to operating leases is as follows:

Year ended December 31,	2024	2023
Operating lease cost	$5,770	$4,594
Short-term lease cost	383	591
Variable lease cost	841	808
Total lease cost	$6,994	$5,993

Finance Leases

Lease cost information related to finance leases is as follows:

Year ended December 31,	2024	2023
Amortization of lease assets included in depreciation and amortization expense	$16	$—
Interest on lease liabilities included in interest expense	3	—
Total lease cost	$19	$—

Lease Terms and Other Information

The following summarizes the weighted average remaining lease term and discount rate as of December 31:

	2024	2023
Weighted average remaining lease term
Operating leases	6.9	6.5
Finance leases	2.3	N/A
Weighted average discount rate
Operating leases	9.7%	8.4%
Finance leases	10.4%	N/A

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

Other information related to leases, are as follows:

	2024	2023
Cash paid for amounts included in the measurement of lease obligations
Operating cash flows from operating leases	$5,214	$3,893
Operating cash flows from finance leases	3	—
Financing cash flows from finance leases	16	—
Right-of-use assets obtained in exchange for operating lease obligations	5,302	9,863

Future maturities of the Company’s lease liabilities are as follows:

For the years ending December 31,	Operating	Finance
2025	$6,538	$64
2026	6,150	36
2027	6,026	12
2028	6,126	8
2029	4,780	—
Thereafter	12,007	—
Total lease payments	41,627	120
Less imputed interest	(11,955)	(14)
Present value of minimum lease payments	$29,672	$106

The Company had leases denominated in a foreign currency comprised of the following:

For the years ended December 31,	2024	2023
Operating lease, ROU assets	2,655	3,338
Current operating lease liabilities	506	778
Long term operating lease liabilities	2,228	2,707

The Company recognized a foreign exchange gain of $114 and a loss of $69 in the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2024 and 2023, respectively, related to these transactions.

Direct Financing Lease

The Company has a direct financing lease expiring in May 2026. The components of the Company’s investment in this direct financing lease is as follows:

For the years ended December 31,	2024	2023
Total minimum lease payments receivable	$47	$70
Less: Unearned income	(3)	(7)
Net investment in direct financing leases	$44	$63

Unearned income is amortized to lease income by the interest method using a constant periodic rate over the lease term.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

The following is a schedule, by year, of total minimum lease payments receivable under direct financing leases as of December 31, 2024:

For the years ending December 31,
2025	$23
2026	24
Total minimum lease payments receivable	$47

Depreciation expense relating to engine equipment under operating leases is recorded as cost of sales. Depreciation expense recorded as cost of sales was $1,934 and $2,024 for the years ended December 31, 2024, and 2023, respectively. Engine equipment is recorded within property and equipment, net as these operating leases are less than 12 months in duration.

9. Retirement Plans

The Company sponsors a 401(k) plan covering substantially all of its employees who reside in the United States. The Company makes matching contributions of 25% of the employees’ contributions up to 6% of the employees’ compensation. The Company’s matching contributions to the 401(k) plan were $158 and $163 for the years ended December 31, 2024 and 2023, respectively.

The Company also sponsors the following plans:

The Company sponsors a Group Retirement Savings Plan (RSP) for its employees who reside in Canada, with the exception of World Aviation Corporation. The Company makes matching contributions of 25% of the employees’ contributions up to 6% of the employees’ compensation. The Company’s matching contributions to the RSP were $7 and $1 for the years ended December 31, 2024 and 2023, respectively.

The Company sponsored a safe harbor 401(k) plan covering Keystone Turbine Services, Trace Aviation, Inc. and Velocity Aerospace Group, Inc.’s employees. During 2024, the employees of Prime Turbine, LLC and Pacific Turbine USA, LLC were merged into the plan. The Company made safe harbor matching contributions up to 3% of the employees’ compensation and 50% on the employees’ contributions that are greater than 3% but less than or equal to 5% of the employees’ compensation. The Company’s matching contributions to the safe harbor 401(k) plan were $576 and $350 for the years ended December 31, 2024 and 2023, respectively.

In 2023, the Company sponsored a safe harbor 401(k) plan covering Prime Turbine, LLC’s employees. The Company made non-elective safe harbor matching contributions equal to 3% of the employees’ compensation. The Company’s matching contributions to the safe harbor 401(k) plan were $251 for the year ended December 31, 2023. In 2024, the Prime Turbine, LLC’s employees were merged into the safe harbor 401(k) plan covering Keystone Turbine Services, Trace Aviation, Inc and Velocity Aerospace Group, Inc.’s employees.

In 2023, the Company sponsored a safe harbor 401(k) plan covering Pacific Turbine USA, LLC’s employees. The Company made safe harbor matching contributions up to 4% of the employees’ compensation. The Company’s matching contributions to the safe harbor 401(k) plan were $33 for the year ended December 31, 2023. In 2024, the Pacific Turbine USA, LLC’s employees were merged into the safe harbor 401(k) plan covering Keystone Turbine Services, Trace Aviation, Inc and Velocity Aerospace Group, Inc.’s employees.

In 2024, the Company began sponsoring a safe harbor 401(k) plan covering Aviation Welding Technologies, LLC and CeralUSA, LLC’s employees. The Company makes safe harbor matching contributions up to 4% of the employees’ compensation. The Company’s matching contributions to the safe harbor 401(k) plan were $19 for the year ended December 31, 2024.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

In 2024, the Company began sponsoring a 401(k) plan covering Icon Aerospace, LLC and The Auxiliary Group, LLC’s employees. The Company makes matching contributions up to 2% of the employees’ compensation. The Company’s matching contributions to the safe harbor 401(k) plan were $21 for the year ended December 31, 2024.

10. Income Taxes

The deferred income tax assets and liabilities as presented in the accompanying consolidated balance sheets consist of the following amounts:

December 31,	2024	2023
Deferred income tax assets
Inventory	2,883	2,359
Net operating losses	4,203	3,887
Interest	10,383	6,077
Other	5,019	3,895
Deferred tax assets, gross	22,488	16,218
Valuation allowance	(2,274)	—
Total deferred income tax assets	20,214	16,218
Deferred income tax liabilities
Intangible assets	18,874	20,012
Property, plant, and equipment	8,385	5,871
Other	469	309
Total deferred income tax liabilities	27,728	26,192
Net deferred tax liabilities	7,514	9,974

As a result of acquisition activity during 2021, the Company inherited US income tax net operating losses (NOL’s). As of December 31, 2024, the gross federal NOL was approximately $17,300 and does not expire. The acquired NOLs are subject to an annual usage limitation under IRC Sec 382. At December 31, 2024, the gross Australian NOL was approximately $1,590 and does not expire. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projections of future taxable income, tax planning strategies and the reversal of temporary differences in making this assessment. Management concludes that a portion of the disallowed interest expense carryforward under IRC Sec. 163(j) will not be used and as such, has recorded in the current year a valuation allowance of $2,274.

The significant components of income tax expense (benefit) allocated to operations are as follows:

December 31,	2024	2023
Current
Federal tax expense	$5,195	$2,191
State tax expense	487	513
Foreign tax expense	3,512	2,460
Total current	9,194	5,164
Deferred tax expense (benefit)	(1,823)	(7,833)
Total	$7,371	$(2,669)

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

For the years ending December 31, 2024 and 2023, the Company reported a tax provision of $7,371 and tax benefit of $2,669 on pretax book income of $14,152 and loss of $3,625, respectively. This resulted in an effective tax rate of

52.1% and 73.6% for December 31, 2024 and 2023, respectively.

The Company’s effective tax rate differed from the U.S. statutory rate of 21.0% primarily due to state and foreign income tax expenses, changes in the valuation allowance, return-to-provision adjustments, and other non-deductible expenses. A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate is as follows:

For the years ended December 31,	2024	2023
Tax at statutory federal income tax rate	$2,972	$(761)
Increases (decreases) in tax resulting from:
State taxes, net of federal income tax effect	(6)	(624)
Foreign tax effects	917	(216)
Prior year true-up adjustment	(866)	(139)
Valuation allowance	2,274	—
Other non-deductible expenses	2,080	(929)
Provision for income taxes	$7,371	$(2,669)
Effective tax rate	52.1%	73.6%

No deferred U.S. income tax liability has been recognized on undistributed earnings of certain foreign subsidiaries as they have been deemed permanently invested outside the U.S., and it is not practicable to estimate the deferred tax liability related to such undistributed earnings.

The Company did not record any significant changes in its unrecognized tax benefits or total interest and penalties for tax years remaining open to examination during the years ended December 31, 2024 and 2023. Currently, there are not any ongoing audits or examinations with any tax jurisdictions.

11. Stockholders’ Equity

During 2024, the Company received stockholder contributions totaling $195,039, which were made in the form of $186,839 of cash and $8,200 of rollover equity as a result of the UAS acquisition discussed in Note 17 – Business Combinations. The contributions have been recorded as additional paid-in capital in the consolidated statement of changes in stockholders’ equity.

The foreign currency translation adjustment included in the consolidated statement of changes in stockholders’ equity represents the net effect of translating the financial statements of foreign subsidiaries into the reporting currency. The translation adjustments, recorded as other comprehensive income (loss), was a loss of $8,183 and a gain of $1,080 for the years ending December 31, 2024, and 2023, respectively.

Preferred Stock

The Company is authorized to issue preferred stock. As of December 31, 2024 and 2023, no preferred stock is outstanding. The holders of preferred stock, if any subsequently issued, would have no voting power and a $100 per share liquidation preference. The preferred return on such units accrues at a rate of 10% per year compounded annually on the anniversary date of issuance on (a) unreturned capital and (b) the unpaid preferred yield thereon for all prior periods. If a liquidation event occurs, the holders of preferred stock would receive the preference amount per share, plus accrued and unpaid dividends, before any assets of the Company are distributed to the holders of its other capital stock. The preferred stock has no conversion or redemption features.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

Common Stock

The holders of common stock have one vote per share in all corporate matters. Subject to the rights of the holders of the preferred stock and unless prohibited by law, dividends may be declared and paid on the common stock as and when determined by the Board of Directors. No dividends were declared or paid in 2024 or 2023. Subject to the rights of the holders of the preferred stock, if the Company liquidates, dissolves or winds up its business, the holders of the common stock will be entitled to receive, ratably based upon the number of outstanding shares of common stock held by each such holder, all assets of the Company available for distribution to its stockholders.

12. Share-Based Compensation

Profit Unit Awards

The Parent has granted profit unit awards to certain employees of the Company. The profit unit awards consist of time vesting units and performance vesting units. The time vesting units vest ratably over a four-year period and compensation expense is recorded over the vesting period. The performance vesting units vest upon certain performance conditions being met.

Information regarding the equity incentive awards is as follows:

	Time vesting units	Performance vesting units	Total
Outstanding, December 31, 2022	2,529	3,027	5,556
Redeemed	(2,529)	(3,027)	(5,556)
Granted	7,091	7,091	14,182
Outstanding, December 31, 2023	7,091	7,091	14,182
Granted	2,918	2,918	5,836
Outstanding, December 31, 2024	10,009	10,009	20,018

During 2023, the performance conditions were met on all outstanding units as of December 31, 2022, and all performance vesting units became fully vested and were redeemed.

The total number of vested and unvested units was 4,106 and 15,912, respectively, at December 31, 2024, and 0 and 14,182, respectively, at December 31, 2023. The Company determined compensation expense based upon the grant date fair value of such awards. For the years ended December 31, 2024, and 2023, the amount of compensation expense recorded was $674 and $227, respectively. Fair value at date of grant was estimated using a valuation model for enterprise value of the company based upon cash flows and expected valuation multiples of peer companies divided by units outstanding giving consideration for share preferences, rights and obligations. The significant assumptions used are valuation multipliers and discount rates applied in the model.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

13. Related Party Transactions

The Company is required to pay fees to parent companies for management services. Management fees are payable in arrears on the first day of each calendar quarter. Total management fees and expenses paid to parent companies included in other expense in the consolidated statements of operations and comprehensive income (loss) were $2,651 and $2,175 for the years ended December 31, 2024 and 2023, respectively.

A stockholder owns and leases hangar space to the Company for which total rent payments approximated $91 and $88 for the years ended December 31, 2024 and 2023, respectively.

Certain of the Company’s lenders are also stockholders. Interest expense and closing fees paid to related party lenders under the Credit Agreement and the Subordinated Note Agreement in the consolidated statements of operations and comprehensive income (loss) were $46,777 and $6,821, respectively, for the year ended December 31, 2024 and $36,119 and $12,618, respectively, for the year ended December 31, 2023.

The Company paid expenses of $275 and $989 on behalf of certain stockholders for the years ended December 31, 2024 and 2023, respectively.

The Company issued a related party note to a stockholder for $730 during 2023. The note is to be repaid at the earlier of either a) the sale of the Company or b) November 10, 2033. The note bears interest of 5.25%. The outstanding balance of the related party note receivable on the consolidated balance sheet is $730 at December 31, 2024 and 2023.

Certain lenders under the Company’s Senior Secured Credit Agreement are also equity investors in the Company and are therefore considered related parties. As of December 31, 2024 and December 31, 2023, all amounts outstanding under the Company’s long-term debt arrangements were held by related parties. Additional information regarding the terms and conditions of the Company’s related-party debt is provided in Note 7 - Long-Term Debt.

14. Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs used to measure fair value into the following hierarchy are determined as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3	Unobservable inputs for the asset or liability.

For cash, accounts receivable and accounts payable, the fair value approximates the carrying value due to the short maturity periods of these financial instruments.

The carrying value of the Company’s long-term debt approximated fair value as of December 31, 2024, based on current borrowing rates available to the Company for instruments with similar terms, maturities, and credit risk.

15. Concentrations of Risk

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Deposits in Canadian, Brazilian, Australian, and Singaporean banks totaled $3,643 and $5,075 at December 31, 2024 and 2023, respectively.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

The Company is periodically subject to risk with regards to certain large customers, the loss of any of such could have an adverse impact on the Company. At December 31, 2024 and 2023, there were no customers considered to be significant.

16. Commitments and Contingencies

The Company is a licensed Federal Aviation Administration (FAA) repair facility and is subject to regulatory inspection and compliance requirements to maintain such licenses. In addition, certain of the Company’s vendors and customers have inspection and compliance requirements. These compliance and regulatory obligations periodically result in claims and investigations related to products, contracts and employment matters which may result in litigation or other legal action including warranty liability to repair or replace certain products or fines, penalties and compensatory damages. Management of the Company believes, based upon current information, that the outcome of any such disputes and investigations will not have a material effect on our financial position, results of operations, or cash flows. Where it is reasonably possible that the Company will incur losses in excess of recorded amounts in connection with any such matters, the Company will disclose either the amount or range of reasonably possible losses in excess of such amounts or, where no such amount or range can be reasonably estimated, the reasons why no such estimate can be made.

17. Business Combinations

AWT/CeralUSA Holdings, LLC

On April 16, 2024, the Company completed the acquisition of the equity interests of AWT/CeralUSA Holdings, LLC (AWT/Ceral) for an aggregate cash purchase price of $16,465, which included $486 of cash acquired. The consideration was allocated to the assets acquired and liabilities assumed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations, which includes purchase accounting adjustments to reflect the fair values of the underlying assets and liabilities. The result of operations of AWT/Ceral are consolidated with the Company from the date of acquisition. This strategic acquisition enhances the Company’s welding and coating capabilities while broadening its product offerings for the airline market.

Purchase Price Consideration

Assets acquired
Cash and cash equivalents	$486
Accounts receivable	803
Inventory	49
Prepaid expenses and other current assets	8
Property & equipment	17
Right of use asset	972
Deferred tax asset	214
Goodwill	15,092
Liabilities assumed
Accounts payable	123
Accrued expenses	83
Lease liabilities	970
Net assets acquired	$16,465

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

Unaudited Pro Forma Consolidated Financial information

The following unaudited pro forma financial information for the years ended December 31, 2024 and 2023 have been prepared by adjusting the Company’s historical consolidated results to reflect the acquisition of AWT/Ceral as though the acquisition had occurred on January 1, 2023. The unaudited pro forma financial information reflects the application of business combination accounting.

The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition occurred on January 1, 2023, nor is it intended to be indicative of future results of operations.

	Years ended December 31,
	2024	2023
Revenues	$474,597	$409,857
Net income	$8,585	$627

The Company’s consolidated statements of operations for the year ended December 31, 2024 include revenue of $6,830 and income of $1,045 attributable to AWT/Ceral since the date of acquisition.

Costs incurred for the purchase of AWT/Ceral comprise of $1,136 recorded in operating expenses in the consolidated statement of operations and comprehensive income (loss) as of December 31, 2024, and $266 capitalized as debt issuance costs on the consolidated balance sheet.

UAS Holdings, LLC

On September 23, 2024, the Company completed the acquisition of the equity interests of UAS Holdings, LLC (UAS) for an aggregate purchase price of $467,061, which included $6,621 of cash acquired. The purchase price was paid to the sellers through cash of $458,861 and rollover equity comprised of parent company units fair valued at $8,200. The fair value of the rollover equity was estimated by comparison to a similar equity transaction for cash at the same date. The consideration was allocated to the assets acquired and liabilities assumed in accordance with ASC 805, Business Combinations, which includes purchase accounting adjustments to reflect the fair values of the underlying assets and liabilities. The results of operations of UAS are consolidated by the Company from the date of acquisition. This strategic acquisition significantly enhanced the Company’s avionics and engine services capabilities while broadening its product offerings for the airline market.

Purchase Price Consideration

Assets acquired
Cash and cash equivalents	$6,621
Accounts receivable	11,854
Inventory	23,303
Prepaid expenses and other current assets	526
Property & equipment	13,776
Right of use asset	6,764
Identified intangible assets	193,548
Deferred tax asset	1,183
Goodwill	222,412
Liabilities assumed
Accounts payable	2,161
Accrued expenses	4,001
Lease liabilities	6,764
Net assets acquired	$467,061

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

The acquired intangible assets of approximately $193,548 were assigned to tradenames of $787, certifications of $48,591, and customer relationships of $144,170, which included the reclassification in the amount of $134,164 and $9,998 from goodwill and FAA licenses, respectively, upon the Company’s change in accounting principle related to ASC 805.

Unaudited Pro Forma Consolidated Financial information

The following unaudited pro forma financial information for the years ended December 31, 2024 and 2023 have been prepared by adjusting the Company’s historical consolidated results to reflect the acquisition of UAS as though the acquisition had occurred on January 1, 2023. The unaudited pro forma financial information reflects the application of business combination accounting, including incremental amortization expense related to acquired intangible assets and interest expense associated with acquisition financing.

The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition occurred on January 1, 2023, nor is it intended to be indicative of future results of operations.

	Years ended December 31,
	2024	2023
Revenues	$542,143	$477,561
Net income	$9,122	$(16,013)

The Company’s consolidated statements of operations for the year ended December 31, 2024 include revenue of $27,650 and loss of $865 attributable to UAS since the date of acquisition.

Costs incurred for the purchase of UAS comprise of $5,159 recorded in operating expenses in the consolidated statement of operations and comprehensive income (loss) as of December 31, 2024, and $7,039 capitalized as debt issuance costs on the consolidated balance sheet.

The goodwill recognized as part of the acquisitions is tax deductible, the non-deductible portion is related to the UAS goodwill acquired through rollover equity. Goodwill is attributable primarily to the expected synergies and assembled workforces of the acquired businesses.

18. Subsequent Events

Subsequent events have been evaluated and disclosed through January 23, 2026, the date the consolidated financial statements were available to be issued.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

On July 9, 2025, the Company entered into a definitive agreement to acquire all of the equity interests of Turner Aviation Limited (“Turner”) for an aggregate purchase price of $77,337. This strategic acquisition allowed the Company to enter European markets as Turner is headquartered in the United Kingdom, specializing in the repair and overhaul of a wide range of avionics, components, and fuel systems.

In connection with the Turner acquisition, effective July 9, 2025, the Company entered into a second amendment to the Senior Secured Credit Agreement (the “Amendment 2”) to obtain incremental term loan commitments in an aggregate principal amount of $75,500, which was drawn on the amendment effective date.

On November 7, 2025, the Company entered into a definitive agreement to acquire all of the equity interests of H.E.R.O.S. Inc., a premier Rolls Royce MRO provider based in Chandler, Arizona, for $13,600. H.E.R.O.S is recognized for its technical expertise, strong customer relationships, and long-standing support for both domestic and international operators.

On December 15, 2025, the Company signed a letter of intent to be acquired by VSE Corporation (the “Buyer”). Under the terms of the agreement, the Buyer will acquire 100% of the outstanding equity interests of the Company for an aggregate base purchase price of approximately $2,025,000 subject to customary closing adjustments. The transaction is subject to the satisfaction of customary closing conditions and regulatory approvals and is expected to close in the first half of 2026.

On January 7, 2026, the Company entered into a definitive agreement to acquire all of the equity interests of Aviation Concepts LLC, a Fixed Base Operator facility based in Florida, for $5,500.